Exhibit 99.1


For More Information Contact:

Media Relations:                            Investor Relations:
Jennifer Baier or Cambria Morgan            Ria Marie Carlson or Lisa Mueller
Ingram Micro Inc.                           Ingram Micro Inc.
(714) 382-2692 or (714) 382-2190            (714) 382-4400 or (714) 382-2012
Cambria_Morgan@benjamingroup.com            ler@ingrammicro.com



INGRAM MICRO REPORTS SECOND QUARTER 2002 RESULTS



           Net income before reorganization costs exceed expectations
                 Revenues in-line with guidance issued in April

     SANTA ANA, Calif., July 31, 2002-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the second quarter ended June 29, 2002.

     Net income before reorganization costs for the second quarter was $12.2 million or $0.08 per share versus $2.6 million or $0.02 per share in the comparable period last year. Including reorganization costs of $5.4 million ($3.4 million after taxes), primarily related to facility consolidations and workforce reductions, net income was $8.8 million or $0.06 per share, compared to a net loss of $12.0 million or $0.08 per share in the year-ago quarter. Net sales were $5.35 billion versus $6.02 billion in the second quarter of last year, a decline of 11 percent.

     "Our solid results demonstrate our firm commitment to consistent financial achievement," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "The income before reorganization costs exceeded the guidance we issued April 25 and the consensus estimate of financial analysts, while revenues were at the top end of our forecasted range. At the same time, we continued to make significant improvements in other key metrics. Gross margin hit 5.48 percent - the highest level since 1998 - and we continued to reduce operating expenses and inventory levels. We believe that a resurgence in IT demand is inevitable and we are taking action now to position this company for long-term profitable growth."

Additional Second Quarter Highlights

o The gross margin of 5.48 percent reflects an increase of 23 basis points versus a year ago and seven basis points sequentially.

o Operating expenses (excluding reorganization costs) were $261.8 million - $30 million less than the year-ago quarter and $7.6 million less than the first quarter of this year - a steady improvement as restructuring and process improvement programs continued to show results. In the prior year, operating expenses included approximately $5.0 million for goodwill amortization, which was eliminated based on new accounting rules adopted during the first quarter of 2002.

2/2/2 Ingram Micro Reports Second Quarter 2002 Results

o Income from operations before reorganization costs increased 31 percent to $31.3 million versus $23.9 million a year ago.

o Earnings before interest, income taxes, depreciation and amortization (EBITDA) was $52.7 million, excluding reorganization costs, compared with $53.5 million a year ago.

o    Depreciation was $21.4 million and capital expenditures were $17.1 million.

o    Cash and cash equivalents rose to $477 million at June 29, 2002.

o Inventory was $1.45 billion, 17 percent lower than a year ago. Inventory turns and days on hand were stable sequentially at 14 and 26, respectively, improvements over the 13 turns and 28 days reported a year ago.

o Total debt (including off-balance sheet debt of $174 million associated with accounts receivable financing programs) was $510 million, 31 percent lower than the $735-million total debt a year ago. The total debt-to-capitalization ratio (including the off-balance sheet financing) was 24 percent versus 28 percent a year ago. Net debt (total debt less cash and cash equivalents) was less than $33 million, or two percent of related total capitalization.

     "The company's bottom-line performance this quarter was driven by our continued concentration on increasing gross margins and reducing our cost structure," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "We intend to improve our overall profitability until it reaches a best-in-class status, as we did with our balance sheet and gross margins. We are streamlining the business through reorganization and business process improvement programs, while simultaneously developing opportunities for profitable growth."

     Sales comparisons continue to be affected by the slower demand for IT products experienced worldwide. North American sales were 55 percent of the worldwide total or $2.96 billion, 20 percent lower than the $3.69 billion in the second quarter of last year. Sales in Europe were 30 percent of the total at $1.61 billion versus $1.57 billion a year ago, an increase of two percent in U.S. dollars but a decline of two percent in local currencies. For the Latin America and Asia-Pacific regions combined, net sales increased four percent to $783 million (15 percent of the total) versus $752 million last year.

     The 31 percent increase in worldwide operating income (excluding reorganization costs), despite the decrease in sales, is a direct result of the company's intense focus on improving profitability, with operating margins growing to 0.58 percent of revenues from 0.40 percent a year ago.

     In North America, operating income before reorganization costs grew, despite the sales decline, to 0.91 percent of revenues or $27.0 million, an increase of 11 percent sequentially and four percent versus the $25.9 million or
0.70 percent of revenues posted in the second quarter of last year. European operating income before reorganization costs was $184,000 versus $1.7 million a year ago. The Latin America and Asia-Pacific regions delivered aggregated operating profits before reorganization costs of $4.2 million

3/3/3 Ingram Micro Reports Second Quarter 2002 Results

compared with a loss of $3.7 million a year ago, reflecting operating improvements within the Asia-Pacific region.

Six-month Results

     For the six months ended June 29, 2002, net sales were $10.97 billion, a decline of 17 percent versus the similar period a year ago. Regional six-month sales were $6.07 billion for North America, $3.37 billion for Europe and $1.52 billion for the other international regions. Gross margin was 5.44 percent, 14 basis points higher than the first six months of last year. Worldwide operating income before reorganization costs was $65.6 million versus $94.3 million in the six-month period of a year ago. Regionally, six-month operating income before reorganization costs for North America was $51.3 million; Europe was $14.2 million; and for the other international regions was $67,000. Including reorganization costs, a gain on the sale of securities and the cumulative effect of accounting changes, the company posted a six-month net loss of $256.6 million. Excluding these items, six-month net income was $25.7 million.

Outlook for the Third Quarter

     The following statements are based on the company's current expectations and internal plan. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     According to the company's forecast for the third quarter ending September 28, 2002, sales are expected to range from $5.30 billion to $5.45 billion, with net income before any reorganization costs, major cost-reduction program expenses and special items ranging from $13.5 million to $17.0 million, or $0.09 to $0.11 per diluted share.

     "Our sales guidance reflects the seasonal patterns we described last quarter," said Foster. "At the time, we explained that typically sales in the third quarter are sequentially flat, followed by a single-digit increase in the fourth quarter. Although we do not expect a return of strong IT demand in the immediate future, we are continuing our intense focus on profitability and shareowner value. We are pursuing several profit-enhancement initiatives that we believe will significantly improve the company's operating results. We are developing these opportunities now and expect to disclose information regarding these plans later in the third quarter."

     The company already has taken certain actions during the third quarter, such as the recent decision to close its configuration center in Memphis, Tenn. This action and additional profit-enhancement initiatives will result in the incurrence of reorganization costs, other major cost-reduction program expenses and other charges in the third quarter. These costs have not been determined and have been excluded from the company's outlook.

Conference Call and Webcast

     Additional information about Ingram Micro's financial results will be presented in a conference call today at 5 p.m. EDT. To listen to the conference call via telephone, call (888) 455-0750 (toll-free within the United States and Canada) or (415) 228-4834 (other countries) and mention "Ingram Micro."

To listen to the call via a live audio Webcast, visit the Investor Relations page of the Ingram Micro Web site, located at www.ingrammicro.com/corp. The replay of the conference call will be available for one week through the Web site or by calling (800) 678-3180 or (402) 220-3063 (outside the United States and Canada).

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

     The matters in this press release that are forward-looking statements are based on current management expectations that involve certain risks, including, without limitation: intense competition in the U.S., Canada and internationally; the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products); future terrorist or military actions; continued pricing and margin pressures; failure to adjust costs in a timely fashion in response to a sudden decrease in demand; the potential for declines in inventory values and continued restrictive vendor terms and conditions; the potential decline as well as seasonal variations in demand for technology products and services; unavailability of adequate capital; inability to manage future adverse industry trends; failure of information systems; significant credit loss resulting from significant credit exposure to reseller customers and negative trends in their businesses; interest rate and foreign currency fluctuations; adverse impact of governmental controls and actions and political or economic instability on foreign operations; changes in local, regional, and global economic conditions and practices; dependence on key individuals and inability to retain personnel; product supply shortages; the potential termination of a supply agreement with a major supplier; difficulties and risks associated with integrating operations and personnel in acquisitions; disruptions due to reorganization activities; rapid product improvement and technological change and resulting obsolescence risks; and dependence on independent shipping companies.

     Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

     Ingram Micro Inc. is the largest global wholesale provider of technology products and supply chain management services. The company operates in 37 countries with sales of more than $25 billion for the fiscal year 2001. Ingram Micro's global regions provide the distribution of technology products and services, marketing development and supply chain management services to nearly 170,000 technology solution providers and 1,700 manufacturers. The company is focused on maximizing shareowner value and achieving customer satisfaction through innovation in the information technology supply chain. Visit www.ingrammicro.com/corp.

                                      # # #

                                INGRAM MICRO INC.
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEET
                                (Dollars in 000s)
                                   (Unaudited)

                                                      June 29,      December 29,
                                                        2002           2001
                                                     ----------     ------------

ASSETS
  Current assets:
    Cash and cash equivalents                        $  477,243     $  273,059
    Investment in available-for-sale securities              --         24,031
    Accounts receivable, including
      retained in securitized receivables, net        2,032,015      2,297,957
    Inventories                                       1,445,754      1,623,628
    Other current assets                                209,846        238,171
                                                     ----------     ----------
      Total current assets                            4,164,858      4,456,846

  Property and equipment, net                           299,984        303,833
  Goodwill, net                                         231,794        508,227
  Other                                                  46,763         33,101
                                                     ----------     ----------
      Total assets                                   $4,743,399     $5,302,007
                                                     ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                                 $2,287,646     $2,607,145
    Accrued expenses                                    387,486        279,669
    Current maturities of long-term debt                125,116        252,803
                                                     ----------     ----------
      Total current liabilities                       2,800,248      3,139,617

  Convertible debentures                                    415            405
  Senior subordinated notes                             210,743        204,899
  Other                                                  84,804         89,788
                                                     ----------     ----------
      Total liabilities                               3,096,210      3,434,709

  Stockholders' equity                                1,647,189      1,867,298
                                                     ----------     ----------
      Total liabilities and stockholders' equity     $4,743,399     $5,302,007
                                                     ----------     ----------

                                INGRAM MICRO INC.
--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENT OF INCOME
                    (Dollars in 000s, except per share data)
                                   (Unaudited)


                                                Thirteen Weeks Ended            Twenty-six Weeks Ended
                                           -----------------------------    ------------------------------
                                           June 29, 2002   June 30, 2001    June 29, 2002    June 30, 2001
                                           -------------   -------------    -------------    -------------

Net sales                                  $   5,352,774   $   6,017,276   $   10,969,325   $   13,210,765

Cost of sales                                  5,059,683       5,701,666       10,372,567       12,510,960
                                           -------------   -------------   --------------   --------------

Gross profit                                     293,091         315,610          596,758          699,805

Selling, general and administrative
  expenses                                       261,780         291,736          531,199          605,461
                                           -------------   -------------   --------------   --------------

Income from operations before
  reorganization costs                            31,311          23,874           65,559           94,344

Reorganization costs                               5,370          19,056            8,780           19,056
                                           -------------   -------------   --------------   --------------

Income from operations                            25,941           4,818           56,779           75,288

Other income (expense):
  Gain on sale of available-for-sale
    securities                                        --              --           (6,535)              --
  Interest and other                              11,949          19,518           24,787           47,014
                                           -------------   -------------   --------------   --------------
                                                  11,949          19,518           18,252           47,014
                                           -------------   -------------   --------------   --------------
Income (loss) before income taxes,
  extraordinary item and cumulative
  effect of adoption of a new
  accounting standard                             13,992         (14,700)          38,527           28,274

Provision for (benefit from) income taxes          5,177          (5,292)          14,255           11,253
                                           -------------   -------------   --------------   --------------

Income (loss) before extraordinary
  item and cumulative effect
  of adoption of a new accounting
  standard                                         8,815          (9,408)          24,272           17,021

Extraordinary loss on repurchase of
  debentures, net of income taxes                     --          (2,610)              --           (2,610)

Cumulative effect of adoption of a new
  accounting standard, of income taxes                --              --         (280,861)              --
                                           -------------   -------------   --------------   --------------

Net income (loss)                          $       8,815   $     (12,018)  $     (256,589)   $      14,411
                                           -------------   -------------   --------------   --------------

Diluted earnings (loss) per share
  Income (loss) before extraordinary
    item and cumulative effect of
    adoption of a new accounting standard  $        0.06   $       (0.06)  $         0.16    $        0.12
  Extraordinary loss on repurchase of
    debentures                                        --           (0.02)              --            (0.02)
  Cumulative effect of adoption of a new
    accounting standard                               --              --            (1.84)              --
                                           -------------   -------------   --------------    -------------

  Net income (loss)                        $        0.06   $       (0.08)  $        (1.68)   $        0.10
                                           =============   =============   ==============    =============

Diluted weighted average shares
  outstanding                                151,935,976     147,131,965      152,300,027      149,510,569
                                           =============   =============   ==============    =============